EXHIBIT 10.1

AMENDMENT NO. 2 TO

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

This AMENDMENT NO. 2, effective as of November 15, 2013 (this “Amendment”), is made with respect to that certain Amended and Restated Receivables Purchase Agreement, dated as of November 18, 2011 (as amended, restated, supplemented or otherwise modified, the “Agreement”), among LPAC CORP., a Delaware corporation ( the “Seller”), LENNOX INDUSTRIES INC., a Delaware corporation, as master servicer thereunder (in such capacity, the “Master Servicer”), VICTORY RECEIVABLES CORPORATION, a Delaware corporation, as a Purchaser, and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as administrative agent for the Investors (in such capacity, the “Administrative Agent”), the purchaser agent for the BTMU Purchaser Group (in such capacity, the “BTMU Purchaser Agent”) and a BTMU Liquidity Bank and PNC BANK, NATIONAL ASSOCIATION, as the purchaser agent for the PNC Purchaser Group (in such capacity, the “PNC Purchaser Agent”) and a PNC Liquidity Bank. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement.

Preliminary Statements

(1) Each of the parties to the Agreement desires to amend the Agreement on the conditions set forth herein.

NOW, THEREFORE, the signatories hereto agree as follows:

SECTION 1. Amendment to the Agreement. Effective as of the date hereof in accordance with Section 2 of this Amendment, the Agreement is amended as follows:

(a) The Agreement is hereby amended to incorporate the changes shown on the marked pages attached hereto as Annex A.

(b) Market Street shall no longer be a party to the Agreement and it shall have no further rights or obligations under, or interests with respect to, the Agreement; provided, that Market Street shall continue to have the benefit of all indemnities and other agreements under the Agreement which survive the termination of the Agreement.

SECTION 2. Effectiveness. This Amendment shall become effective as of the date hereof at such time that:

(a) each of the Administrative Agent, the BTMU Purchaser Agent and the PNC Purchaser Agent shall have received, in form and substance satisfactory to it, executed counterparts of this Amendment;

(b) the BTMU Purchaser Agent and the PNC Purchaser Agent shall have received an executed amendment and restatement of the Fee Letter for such Purchaser Agent’s Purchaser Group (each an “A&R Fee Letter”);

(c) the BTMU Purchaser Agent and the PNC Purchaser Agent shall have received payment of the Up-Front Fee, in accordance with the terms of, and as such term is defined in, such Purchaser Agent’s A&R Fee Letter; and

(d) the Administrative Agent and each Purchaser Agent shall have received, in form and substance satisfactory to it, a copy of the resolutions of the board of directors (or similar governing body) of the Seller and the Master Servicer approving this Agreement and the transactions contemplated hereby, certified by its secretary or any other authorized person.

SECTION 3. Post-Closing Requirement. The Seller and the Master Servicer agree to deliver to each Agent, in form and substance satisfactory to each Agent, a duly executed Lockbox Agreement with Wells Fargo Bank, National Association within 30 days of the date hereof. Each Agent agrees that the delivery of such Lockbox Agreement within such 30 day period shall be deemed to be in compliance with Section 7.3(d) of the Agreement. The Seller agrees that no Receivables for which payments are being made to the Lockbox Account at Wells Fargo Bank, National Association shall be Eligible Receivables until such executed Lockbox Agreement is delivered.

SECTION 4. Transaction Document. This Amendment shall be a Transaction Document under the Agreement.

SECTION 5. Representations and Warranties. Each of the Seller and the Master Servicer makes, as to itself (except where specifically provided otherwise therein), each of the representations and warranties contained in Section 6.1 of the Agreement (after giving effect to this Amendment) set forth therein.

SECTION 6. Confirmation of Agreements; No Other Modifications. Each reference in the Agreement to “this Agreement” or “the Agreement”, or “hereof,” “hereunder” or words of like import, and each reference in any other Transaction Document to the Agreement, shall mean the Agreement as amended by this Amendment, and as hereafter amended or restated. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

SECTION 7. Affirmation and Consent of Lennox International. Lennox International hereby consents to this Amendment and hereby affirms and agrees that the Assurance Agreement is, and shall continue to be, in full force and effect and is hereby ratified and affirmed in all respects. Upon the effectiveness of, and on and after the date of, the Amendment, each reference in the Assurance Agreement to the Agreement, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Agreement as amended by this Amendment, and as hereafter amended or restated.

SECTION 8. Costs and Expenses. The Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

SECTION 9. GOVERNING LAW. THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 10. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of a signature page of this Amendment.

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SECTION 11. Side Letter. Each of the parties hereto agree that the amendments to the Agreement set forth herein shall supersede the agreements set forth in Sections 4 and 5 of that certain letter agreement, dated October 17, 2013, from Market Street and the PNC Liquidity Bank and acknowledged by the Seller, the PNC Purchaser Agent and the Administrative Agent, and that the agreements set forth in such Sections 4 and 5 shall no longer be effective.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LPAC CORP., as Seller

By:	/s/ Rick Pelini
Name: Rick Pelini
Title: President and Treasurer

LENNOX INDUSTRIES INC., as Master Servicer

By:	/s/ Rick Pelini
Name: Rick Pelini
Title: Vice President and Treasurer

LENNOX INTERNATIONAL INC.

By:	/s/ Rick Pelini
Name: Rick Pelini
Title: Vice President and Treasurer

[Amendment No. 2 to A&R RPA]

VICTORY RECEIVABLES CORPORATION, as a Purchaser

By:	/s/ David V. DeAngelis
Name: David V. DeAngelis
Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Administrative Agent

By:	/s/ Richard Gregory Hurst
Name: Richard Gregory Hurst
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as BTMU Purchaser Agent

By:	/s/ Richard Gregory Hurst
Name: Richard Gregory Hurst
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Liquidity Bank

By:	/s/ Jason Krogh
Name: Jason Krogh
Title: Authorized Signatory

[Amendment No. 2 to A&R RPA]

PNC BANK, NATIONAL ASSOCIATION, as PNC Purchaser Agent

By:	/s/ Jason D. Rising
Name: Jason D. Rising
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Liquidity Bank

By:	/s/ Jason D. Rising
Name: Jason D. Rising
Title: Senior Vice President

[Amendment No. 2 to A&R RPA]

ANNEX A

CHANGED PAGES TO AGREEMENT

CONFORMED COPY

INCORPORATING AMENDMENT NO. ~~1~~2

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of November 18, 2011

Among

LPAC CORP.,

as the Seller

and

LENNOX INDUSTRIES INC.,

as the Master Servicer

and

VICTORY RECEIVABLES CORPORATION,

as a Purchaser

~~and~~

~~MARKET STREET FUNDING LLC,~~

~~as a Purchaser~~

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as a Liquidity Bank

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

as Administrative Agent and the BTMU Purchaser Agent

and

PNC BANK, NATIONAL ASSOCIATION,

as a Liquidity Bank and the PNC Purchaser Agent

ii

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of November 18, 2011

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (the “Agreement”) among:

(1) LPAC CORP., a Delaware corporation (together with its successors and permitted assigns, the “Seller”),

(2) LENNOX INDUSTRIES INC., a Delaware corporation (together with its successors, “Lennox”), as master servicer hereunder (in such capacity, together with any successor master servicer appointed pursuant to Section 8.1, the “Master Servicer”, Lennox in its capacity as the Master Servicer, together with the Seller, each a “Seller Party” and collectively the “Seller Parties”),

(3) VICTORY RECEIVABLES CORPORATION, a Delaware corporation, as a Purchaser (in such capacity, together with any successors and assigns thereto in such capacity, the “BTMU Purchaser”),

(4~~) MARKET STREET FUNDING LLC, a Delaware limited liability company, as a Purchaser (in such capacity, together with any successors and assigns thereto in such capacity, the “PNC Purchaser”),(5~~) THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, (“BTMUNY”), as (a) administrative agent for the Investors (in such capacity, together with any successors and assigns thereto in such capacity, the “Administrative Agent”), (b) the purchaser agent for the BTMU Purchaser Group (in such capacity, together with any successors and assigns thereto in such capacity, the “BTMU Purchaser Agent”) and (c) a BTMU Liquidity Bank, and

~~(6~~(5) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as (a) the purchaser agent for the PNC Purchaser Group (in such capacity, together with any successors and assigns thereto in such capacity, the “PNC Purchaser Agent”) and (b) a PNC Liquidity Bank.

Unless otherwise indicated, capitalized terms used in this Agreement are defined in Appendix A.

Background

1. As of the date hereof, Lennox, Allied, Heatcraft Inc. and Heatcraft own 100% of the issued and outstanding capital stock of the Seller, a special purpose corporation.

2. The Originators are engaged in the heating, ventilating, air conditioning and refrigeration businesses.

3. On June 19, 2000, Lennox, Heatcraft Inc. and the Seller entered into a “Purchase and Sale Agreement” (as amended, modified or supplemented prior to the date of the A&R Sale Agreement (as defined below), the “Initial Sale Agreement”) under which Lennox and Heatcraft Inc. transferred certain Receivables and Related Rights (each as defined in the Initial Sale Agreement) to the Seller as part of the capitalization of the Seller and thereafter Lennox and Heatcraft Inc. sold and contributed to the Seller, and the Seller purchased and accepted as contributions from Lennox and Heatcraft Inc., Receivables and Related Rights (each as defined in the Initial Sale Agreement). On November 25, 2009, Lennox and the Seller agreed to amend and restate the Initial Sale Agreement pursuant to the “Amended and Restated Purchase and Sale Agreement” (as amended, modified or supplemented prior to the date hereof, the “A&R Sale Agreement”) under which Lennox continued to sell and contribute to the Seller, and the Seller continued to purchase and accept as contributions from Lennox, Receivables and Related Rights (each as defined in the A&R Sale Agreement). Concurrently with the execution of this Agreement, Lennox, Allied, Heatcraft Refrigeration, Lennox Hearth and the Seller agreed to amend and restate the A&R Sale Agreement pursuant to the Sale Agreement under which each of Lennox, Allied, Heatcraft Refrigeration and Lennox Hearth sell and contribute to the Seller, and the Seller purchases and accepts as contributions from Lennox, Allied, Heatcraft Refrigeration and Lennox Hearth, all of their respective right, title and interest in and to the Pool Receivables and certain related property in accordance with the terms and subject to the conditions set forth in the Sale Agreement. In March, 2012, Lennox Hearth was removed as an Originator.

4. On November 25, 2009, the Seller, the Master Servicer, the BTMU Purchaser, the BTMU Purchaser Agent, the BTMU Liquidity Bank and the Administrative Agent entered into a Receivables Purchase Agreement (as amended, modified or supplemented prior to the date hereof, the “Prior RPA”) under which the Seller has sold, and the Purchasers (as defined in the Prior RPA) (or to the extent any such Purchaser declines, each Liquidity Bank (as defined in the Prior RPA) in such Purchaser’s Purchaser Group (as defined in the Prior RPA)) has purchased, from time to time, undivided percentage ownership interests, referred to therein as the Asset Interest (as defined in the Prior RPA), in the Pool Receivables (as defined in the Prior RPA) and related property.

5. The Seller has requested the Purchasers, and the Purchasers (or to the extent any Purchaser in a Purchaser Group declines or any Purchaser Group has no Purchasers, each Liquidity Bank in such ~~Purchaser’s~~ Purchaser Group party hereto) have agreed, subject to the terms and conditions contained in this Agreement, to continue to purchase from the Seller from time to time undivided percentage ownership interests, referred to herein as the Asset Interest, in the Pool Receivables and related property.

6. The Seller and the Investors also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Asset Interests be reinvested in Pool Receivables, which reinvestment shall constitute part of the Asset Interests.

7. The parties to this Agreement also desire that, pursuant to the terms hereof, Lennox be appointed, and act, as the initial Master Servicer of the Pool Receivables and related property.

8. BTMUNY has been requested, and is willing, to act as the Administrative Agent and the BTMU Purchaser Agent under this Agreement. PNC has been requested, and is willing, to act as the PNC Purchaser Agent under this Agreement.

9. The parties hereto wish to amend and restate the Prior RPA in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree that the Prior RPA shall be amended and restated in its entirety as follows:

Article I.

Purchases and Reinvestments

Section 1.1 Commitments to Purchase; Limits on Purchasers’ Obligations.

Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article V), from time to time prior to the Termination Date, the Seller may request that the ~~Purchasers~~Investors purchase from the Seller undivided percentage ownership interests in Pool Receivables and Related Assets, and (a) the Purchasers may, in their sole discretion, make such purchase, or (b) if (x) any Purchaser in a Purchaser Group shall decline to make such Purchase or (y) any Purchaser Group has no Purchasers, one or more Liquidity Banks party to this Agreement in such ~~Purchaser’s~~ Purchaser Group shall make such purchase (in any such case, each being a “Purchase”); provided that no Purchase shall be made by any Investor if, after giving effect thereto (and after giving effect to any reductions in the Invested Amount or any Purchaser Group Invested Amount to be made on the date of such Purchase (whether from the distributions of Collections or otherwise)), (i) the Invested Amount would exceed ~~$160,000,000) (~~the ~~“~~Purchase Limit~~”)~~ in effect at such time, (ii) the Purchaser Group Invested Amount of such Investor’s Purchaser Group would exceed such Purchaser Group’s Purchaser Group Limit in effect at such time or (iii) the Asset Interest would exceed 100% (the “Allocation Limit”); and provided, further that each Purchase made pursuant to this Section 1.1 shall have a purchase price equal to at least $1,000,000 and shall be an integral multiple of $100,000. Notwithstanding anything to the contrary herein, the amount available for any Purchase hereunder shall be calculated based on the most recently delivered Information Package and not based on the most recently delivered Interim Information Package; provided, however that no Purchases shall be permitted hereunder if the calculations in any Interim Information Package delivered after the most recently delivered Information Package show that (either before or after giving effect to such Purchase) (i) the Invested Amount would exceed the Purchase Limit in effect at such time, (ii) the Purchaser Group Invested Amount of any Purchaser Group would exceed the Purchaser Group Limit of such Purchaser Group in effect at such time, or (iii) the Asset Interest would exceed the Allocation Limit.

Section 1.2 Purchase Procedures; Assignment of the Investors’ Interests.

(a) Purchase Request. Each Purchase from the Seller by the Purchasers or the Liquidity Banks, as applicable, shall be made on notice from the Seller to the Administrative Agent and each Purchaser Agent (on behalf of the Investors in such Purchaser Agent’s Purchaser Group) received by the Administrative Agent and each such Purchaser Agent not later than 12:00 noon (New York City time) on the second Business Day preceding the date of such proposed Purchase. Each such notice of a proposed Purchase shall be substantially in the form of Exhibit 1.2(a) and shall specify, among other items, the desired amount to be paid to the Seller, the Pro Rata Share thereof of each Purchaser Group and the date of such Purchase. Each Purchaser Agent which has a Purchaser in its Purchaser Group shall promptly upon receipt notify ~~the Purchaser in~~ such Purchaser ~~Agent’s Purchaser Group~~ of any such notice. If (x) any Purchaser in a Purchaser Group has determined not to make the proposed purchase or (y) any Purchaser Group has no Purchaser, the Purchaser Agent of such ~~Purchaser’s~~ Purchaser Group shall promptly send notice of the proposed purchase to each Liquidity Bank in such Purchaser Group by telecopier specifying the date of such proposed purchase, and such Liquidity Bank’s Percentage multiplied by the Pro Rata Share with respect to such Purchaser Group of the amount of such Purchase. The Seller shall not request more than one Purchase in any calendar week.

(b) Funding of Purchase. On the date of each Purchase, the Investors in each Purchaser Group shall, upon satisfaction of the applicable conditions set forth in Article V, make available to the Seller (through the Purchaser Agent of such Investors’ Purchaser Group) its applicable Pro Rata Share of the amount of the Purchase in same day funds by wire transfer to the Seller’s Account. Each Liquidity Bank’s obligation shall be several, such that the failure of any Liquidity Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Liquidity Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Liquidity Bank shall be responsible for the failure of any other Liquidity Bank to make funds available in connection with any purchase.

(c) Assignment of Asset Interests. The Seller hereby sells, assigns and transfers to the Administrative Agent, for the benefit of the applicable Investors in each Purchaser Group making each Purchase, effective on and as of the date of such Purchase and each Reinvestment hereunder, an undivided percentage ownership interest, to the extent of the portion of the Asset Interest then being purchased, in the Pool Receivables and the Related Assets with respect thereto.

Section 1.3 Reinvestments of Certain Collections; Payment of Remaining Collections.

(a) On the close of business on each day during the period from the date of the first Purchase to the Final Payout Date, the Master Servicer will, out of all Collections received on such day:

(i) determine the portion of the Collections attributable to the Asset Interest by multiplying (A) the amount of such Collections times (B) the lesser of (i) the Asset Interest and (ii) 100%;

(ii) out of the portion of such Collections allocated to the Asset Interest pursuant to clause (i) above, identify and hold in trust for the Purchaser Agents on behalf and for the benefit of their respective Purchaser Groups (provided that unless otherwise requested by any Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, such Collections shall not be required to be held in a separate account) an amount equal to the sum of the estimated amount of Earned Discount and CP Costs accrued in respect of each Asset Tranche (based on the rate information provided by each Agent pursuant to Section 2.5), all other amounts due to the Investors or the Agents hereunder and the Investors’ Share of the Servicing Fee allocable pursuant to Section 3.1(d) (in each case, accrued through such day) and not so previously identified; and

(iii) apply the Collections allocated to the Asset Interest pursuant to clause (i) above and not required to be identified and held in trust pursuant to clause (ii) above to the purchase from the Seller of undivided percentage ownership interests in Pool Receivables and the Related Assets with respect to such Pool Receivables (each such purchase being a “Reinvestment”); provided that:

(A) if, after giving effect to such Reinvestment, (i) the Asset Interest would exceed the Allocation Limit, (ii) the Purchaser Group Invested Amount of any Purchaser Group would exceed such Purchaser Group’s Purchaser Group Limit in effect at such time or (iii) the Invested Amount would exceed the Purchase Limit in effect at such time, then the Master Servicer shall not make such Reinvestment, but shall identify and hold in trust for the benefit of the Investors, a portion of such Collections which, together with other Collections previously identified and then so held, shall equal the amount necessary to reduce (x) the Invested Amount to the Purchase Limit in effect at such time, (y) any Purchaser Group’s Purchaser Group Invested Amount to such Purchaser Group’s Purchaser Group Limit in effect at such time and (z) the Asset Interest to the Allocation Limit; and

(B) if any of the conditions precedent to Reinvestment in Section 5.2, subject to the proviso set forth in Section 5.2, are not satisfied, then the Master Servicer shall not reinvest any of such remaining Collections, but shall identify them and hold them in trust for the benefit of the Investors; and

(C) if the Seller has commenced an optional reduction in the Invested Amount pursuant to Section 3.2(b), then the Master Servicer shall not reinvest any such remaining Collections until the amount not reinvested shall equal the desired reduction amount;

(iv) out of the portion of Collections not allocated to the Asset Interest pursuant to clause (i) above, pay to the Master Servicer or set aside (at the option of the Master Servicer) the Seller’s Share of the Servicing Fee accrued through such day and not previously paid; and

(v) pay to the Seller (A) the remaining portion of Collections not allocated to the Asset Interest pursuant to clause (i) above and (B) the Collections applied to Reinvestment pursuant to clause (iii) above.

(b) Unreinvested Collections. The Master Servicer shall identify and hold in trust for the benefit of the Investors, all Collections which, pursuant to clause (iii) of Section 1.3(a), may not be reinvested in the Pool Receivables and the Related Assets, provided that unless otherwise requested by any Agent, such Collections need not be held in a segregated account. If, prior to the date when such Collections are required to be paid to any Purchaser Agent pursuant to Section 1.3(c)(iv), the amount of Collections so identified exceeds the amount, if any, necessary to reduce (i) the Invested Amount to the Purchase Limit in effect at such time, (ii) the Purchaser Group Invested Amount of each Purchaser Group to the Purchaser Group Limit of such Purchaser Group in effect at such time and (iii) the Asset Interest to the Allocation Limit, and the conditions precedent to Reinvestment set forth in Section 5.2, subject to the proviso set forth in Section 5.2, are satisfied, then the Master Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) to the making of a Reinvestment.

(c) Payment of Amounts.

(i) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(a)(ii) in respect of Earned Discount on an Asset Tranche funded by a Liquidity Funding to the Purchaser Agent of each applicable Purchaser Group, on behalf of each Investor which funded such Liquidity Funding, on (x) other than with respect to the PNC Purchaser Group, the last day of the then current Yield Period for such Asset Tranche~~,~~ and (y) with respect to the PNC Purchaser Group, on the Settlement Date following the last day of each Yield Period for such Asset Tranche, in each case as provided in Section 3.1.

(ii) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(a)(ii) in respect of CP Costs on an Asset Tranche funded by Commercial Paper Notes, to the Purchaser Agent of each applicable Purchaser Group, on behalf of the applicable Purchaser in such Purchaser Agent’s Purchaser Group, on the Settlement Date following the last day of each CP Accrual Period for such Asset Tranche, as provided in Section 3.1.

(iii) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(a)(ii) and not applied pursuant to clauses (i) or (ii) above to each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, on each Settlement Date for each Collection Period, as provided in Section 3.1.

(iv) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(b) to each Purchaser Agent (A) on the last day of the then current Yield Period for any Asset Tranche of such Purchaser Agent’s Purchaser Group funded by a Liquidity Funding, as provided in Section 3.1(b), in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche, and (B) on the last day of the then current CP Accrual Period for any Asset Tranche of such Purchaser Agent’s Purchaser Group funded by Commercial Paper Notes, as provided in Section 3.1(b), in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche.

(d) Funds Under Sale Agreement. Upon the written request of the Administrative Agent, at the request of any Purchaser Agent, given at any time when (i) based on the most recent Information Package, or Interim Information Package, as the case may be, either (A) the Asset Interest would exceed the Allocation Limit, (B) any Purchaser Group’s Purchaser Group Invested

Amount would exceed such Purchaser Group’s Purchaser Group Limit in effect at such time or, (C) the Invested Amount would exceed the Purchase Limit in effect at such time, or (ii) a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Seller shall identify all funds that under the Sale Agreement would be applied to repay principal of the Initial Seller Notes (as defined in the Sale Agreement) owing to the Originators. The Seller may make withdrawals of such funds only for the purposes of (x) at any time, purchasing Receivables from an Originator in accordance with the Sale Agreement; (y) on the Settlement Date for any Collection Period, making payments in accordance with the last sentence of Section 3.1(c)(ii), and (z) on the Settlement Date for any Collection Period, if, on the basis of the most recent Information Package or Interim Information Package, as the case may be, and after giving effect to any payment made to the Master Servicer on such date pursuant to the last sentence of Section 3.1(c)(ii), (I) the Invested Amount does not exceed the Purchase Limit in effect at such time, (II) no Purchaser Group Invested Amount exceeds the related Purchaser Group Limit in effect at such time and (III) the Asset Interest does not exceed the Allocation Limit, and provided that no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, repaying principal of the Initial Seller Notes in accordance with this Agreement and the Sale Agreement.

Section 1.4 Asset Interest.

(a) Components of Asset Interest. On any date the Asset Interest will represent the Investors’ undivided percentage ownership interest in all then outstanding Pool Receivables and all Related Assets with respect to such Pool Receivables as at such date.

(b) Computation of Asset Interest. On any date, the Asset Interest will be equal to the percentage equivalent of the following fraction:

IA+RR

NPB

where:

IA         =       the Invested Amount on the date of such computation;

RR        =       the Required Reserve on the date of such computation; and

NPB     =       the Net Pool Balance on the date of such computation;

provided, however, that the Asset Interest during the Liquidation Period shall equal 100%.

(c) Frequency of Computation. The Asset Interest shall be computed (i) as provided in Section 3.1, as of the Cut-Off Date for each Collection Period, and (ii) on the Settlement Date following each Reporting Date, after giving effect to the payments made pursuant to Section 3.1. In addition, at any time, the Administrative Agent, at the request of any Purchaser Agent, may require the Master Servicer to provide an interim report (an “Interim Information Package”), based on the information then available to the Master Servicer, for purposes of computing the Asset Interest, any Purchaser Group Invested Amount or the Invested Amount as of any other date, and the Master Servicer agrees to do so within five (5) (or three (3), if a Liquidation Event, Unmatured Liquidation Event or a Credit Event has occurred and is continuing) Business Days of its receipt of the Administrative Agent’s request (such date, the “Interim Reporting Date”).

Article II.

Computational Rules

Section 2.1 Selection, Dividing or Combining of Asset Tranches.

Each Purchaser Agent shall, from time to time for purposes of computing Earned Discount on that portion of the Asset Interest funded with Liquidity Fundings made by such Purchaser Agent’s Purchaser Group, divide any Asset Interest into Asset Tranches or combine two or more Asset Tranches into one Asset Tranche. The applicable Earned Discount Rate may be different for each Asset Tranche funded by a Liquidity Funding. The Purchaser Group Invested Amount of such Purchaser Agent’s Purchaser Group shall be allocated to each Asset Tranche by such Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group, to reflect the funding sources for the Asset Interest, so that:

(a) there will be a single Asset Tranche equal to the excess of the applicable Purchaser Group Invested Amount over the aggregate amount allocated at such time pursuant to clause (b) below, which Asset Tranche shall reflect the portion of the Asset Interest funded by Commercial Paper Notes of the Purchasers in such Purchaser Group, if any; and

(b) there may be one or more Asset Tranches, selected by such Purchaser Agent, on behalf of the Liquidity Banks in such Purchaser Agent’s Purchaser Group, reflecting the portion or portions of the Asset Interest funded by outstanding Liquidity Fundings of such Purchaser Group.

Section 2.2 Computation of Invested Amount and Purchaser Group’s Tranche Investment.

In making any determination of the Invested Amount, any Purchaser Group Invested Amount and any Purchaser Group’s Tranche Investment, the following rules shall apply:

(a) the Invested Amount and each Purchaser Group Invested Amount, as the case may be, shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually delivered hereunder to the appropriate Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group;

Agent’s Purchaser Group, shall notify (x) the Master Servicer (and, if Lennox is not the Master Servicer, the Seller) and the Administrative Agent from time to time of such Purchaser Group’s Tranche Investment of each Asset Tranche and the Earned Discount Rate applicable to each Asset Tranche funded by a Liquidity Funding of such Purchaser Group and (y) the Master Servicer (and, if Lennox is not the Master Servicer, the Seller) and, solely to the extent requested by it in its reasonable discretion, the Administrative Agent, the CP Costs applicable to each Asset Tranche funded by Commercial Paper Notes of such Purchaser Group and the rates at which fees and other amounts are accruing hereunder. It is understood and agreed that (a) the CP Costs for any Asset Tranche funded by the issuance of Commercial Paper Notes for any Purchaser Group are determined in arrears and may change from one applicable CP Accrual Period to the next, (b) the Earned Discount Rate for any Asset Tranche funded by a Liquidity Funding of any Purchaser Group may change from one applicable Yield Period to the next, and the Bank Rate and the PNC LIBO Rate used to calculate the Earned Discount Rate may change from time to time during an applicable Yield Period, (c) certain rate information provided by any Purchaser Agent to the Master Servicer and the Administrative Agent shall be based upon such Purchaser Agent’s good faith estimate, (d) the amount of Earned Discount actually accrued with respect to an Asset Tranche funded by a Liquidity Funding of any Purchaser Group during any Yield Period may exceed, or be less than, the amount identified with respect thereto by Master Servicer, and (e) the amount of fees or other amounts payable by the Seller hereunder which have accrued hereunder with respect to any Collection Period may exceed, or be less than, the amount identified with respect thereto by the Master Servicer. Failure to identify any amount so accrued shall not relieve the Master Servicer of its obligation to remit Collections to each Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group, with respect to such accrued amount, as and to the extent provided in Section 3.1.

Article III.

Settlements

Section 3.1 Settlement Procedures.

The parties hereto will take the following actions with respect to each Collection Period:

(a) Information Package. On each Reporting Date the Master Servicer shall deliver to the Administrative Agent and each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, the relevant Information Package.

(b) Earned Discount and CP Costs; Other Amounts Due. Not later than 12:00 noon (New York, New York time) on:

(i) the Business Day before the last day of each Yield Period, each Purchaser Agent (other than the PNC Purchaser Agent) shall notify the Master Servicer and the Administrative Agent of the amount of Earned Discount accrued with respect to any Asset Tranche funded by a Liquidity Funding by such Purchaser Agent’s Purchaser Group corresponding to such Yield Period;

(ii) the fifth (5th) Business Day before each Reporting Date, (x) each Purchaser Agent shall notify the Master Servicer of the CP Costs accrued during the most recently ended CP Accrual Period with respect to any Asset Tranche funded with Commercial Paper Notes by such Purchaser Agent’s Purchaser Group during all or any portion of such CP Accrual Period and (y) the PNC Purchaser Agent shall notify the Master Servicer and the Administrative Agent of the amount of Earned Discount accrued during the most recently ended Yield Period with respect to each Asset Tranche funded by the PNC Purchaser Group during all or any portion of such Yield Period;

(iii) the last day of each Yield Period, the Master Servicer shall pay to each Purchaser Agent (other than the PNC Purchaser Agent) for the benefit of the Liquidity Banks in such Purchaser Agent’s Purchaser Group the amount of the Earned Discount accrued on the Asset Tranches of such Purchaser Group funded by Liquidity Fundings;

(iv) each Settlement Date, the Master Servicer shall pay to (x) each Purchaser Agent for the benefit of the Purchaser in such Purchaser Agent’s Purchaser Group the amount of the CP Costs accrued for the related CP Accrual Period on the Asset Tranches of such Purchaser Group funded with Commercial Paper Notes and (y) the PNC Purchaser Agent for the benefit of the PNC Liquidity Banks the amount of the Earned Discount accrued for the related Yield Period on the Asset Tranches of the PNC Purchaser Group;

(v) the Business Day before each Reporting Date, each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, shall notify the Master Servicer and the Administrative Agent of all Broken Funding Costs, fees and other amounts accrued and payable by the Seller under this Agreement to any Investor during the prior calendar month (other than amounts described in clause (c) below); and

(vi) each Settlement Date, the Master Servicer shall pay to each Purchaser Agent, for the benefit of such Purchaser Agent’s Purchaser Group, the amount of any Broken Funding Costs, fees and other amounts (to the extent of Collections attributable to the Asset Interest funded by such Purchaser Group during such Collection Period) for such Collection Period.

Such payments shall be made out of amounts identified pursuant to Section 1.3 for such payment; provided, however, that to the extent Collections attributable to the Asset Interest funded by such Purchaser Group during such Collection Period are not sufficient to make such payment, such payment shall be made out of funds paid by the Master Servicer to the Seller (which amounts the Seller hereby agrees to pay to the Master Servicer), up to the aggregate amount of Collections applied to Reinvestments under Section 1.3(a) or (b) during the related Reporting Period.

(c) Asset Interest Computations.

(i) On each Reporting Date, the Master Servicer shall compute, as of the related Cut-Off Date and based upon the assumptions in the next sentence, (A) the Asset Interest, (B) the amount of the reduction or increase (if any) in the Asset Interest since the most recently preceding Cut-Off Date, (C) the excess (if any) of the Asset Interest over the Allocation Limit, (D) the excess (if any) of the Purchaser Group Invested Amount of any Purchaser Group over such Purchaser Group’s Purchaser Group Limit in effect at such time and (E) the excess (if any) of the Invested Amount over the Purchase Limit in effect at such time. Such calculations shall be based upon the assumptions that the (i) information in the most recently delivered Information Package is correct, and (ii) Collections identified pursuant to Section 1.3(b) will be paid to each Purchaser Agent, for the benefit such Purchaser Agent’s Purchaser Group, on the Settlement Date for such Collection Period.

(ii) If, according to the computations made pursuant to clause (i) above, (A) the Asset Interest exceeds the Allocation Limit, (B) the Purchaser Group Invested Amount of any Purchaser Group exceeds such Purchaser Group’s Purchaser Group Limit in effect at such time or (C) the Invested Amount exceeds the Purchase Limit in effect at such time, then on the related Settlement Date, the Master Servicer shall pay to the applicable Purchaser Agent, for the benefit of each Investor in such Purchaser Agent’s Purchaser Group (to the extent of Collections attributable to the Asset Interest funded by such Purchaser Group and not previously paid to such Purchaser Agent) the amount necessary to reduce (i) the Invested Amount to the Purchase Limit in effect at such time, (ii) the Purchaser Group Invested Amount of each Purchaser Group to such Purchaser Group’s Purchaser Group Limit in effect at such time and (iii) the Asset Interest to the Allocation Limit. Such payment shall be made out of amounts identified pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so identified, the Seller hereby agrees to pay such amounts to the Master Servicer to the extent of Collections applied to Reinvestment under Section 1.3 during the relevant Collection Period.

(iii) In addition to the payments described in clause (ii) above and clause (iv) below, during the Liquidation Period, the Master Servicer shall pay to each Purchaser Agent, for the benefit of the applicable Investors in such Purchaser Agent’s Purchaser Group and for application to the reduction of the Invested Amount, all amounts identified pursuant to Section 1.3 on (A) the last day of the current Yield Period for any Asset Tranche funded by a Liquidity Funding of such Purchaser Group, in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche, and (B) the last day of the each CP Accrual Period for any Asset Tranche funded by Commercial Paper Notes of such Purchaser Group, in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche.

(iv) On the Interim Reporting Date for each Interim Reporting Period, the Master Servicer shall compute, as of the related Interim Cut-Off Date and based upon the assumptions in the next sentence, (A) the Asset Interest, (B) the amount of the reduction or increase (if any) in the Asset Interest since the most recently preceding Cut-Off Date or Interim Cut-Off Date, (C) the excess (if any) of the Asset Interest over the Allocation Limit, (D) the excess (if any) of the Purchaser Group Invested Amount of any Purchaser Group over such Purchaser Group’s Purchaser Group Limit in effect at such time and (E) the excess (if any) of the Invested Amount over the Purchase Limit in effect at such time. Such calculations shall be based upon the assumptions that (i) the information in the most recently delivered Interim Information Package is correct, and (ii) Collections identified pursuant to Section 1.3(b) will be paid to each Purchaser Agent, for the benefit of such Purchaser Agent’s Purchaser Group, on the Settlement Date for such Collection Period.

(v) If, according to the computations made pursuant to clause (iv) above, (A) the Asset Interest exceeds the Allocation Limit, (B) the Purchaser Group Invested Amount of any Purchaser Group exceeds such Purchaser Group’s Purchaser Group Limit in effect at such time or (C) the Invested Amount exceeds the Purchase Limit in effect at such time, then on the Interim Settlement Date for such Interim Reporting Period, the Master Servicer shall pay to the applicable Purchaser Agent, for the benefit of the Investors in such Purchaser Agent’s Purchaser Group (to the extent of Collections during the related Interim Reporting Period attributable to the Asset Interest funded by the such Purchaser Group and not previously paid to such Purchaser Agent) the amount necessary to reduce (i) the Invested Amount to the Purchase Limit in effect at such time, (ii) the Purchaser Group Invested Amount of any Purchaser Group to such Purchaser Group’s Purchaser Group Limit in effect at such time and (iii) the Asset Interest to the Allocation Limit. Such payment shall be made out of amounts identified pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so identified, the Seller hereby agrees to pay such amounts to the Master Servicer to the extent of Collections applied to Reinvestment under Section 1.3 during the relevant Interim Reporting Period.

(d) Order of Application. Upon receipt by each Purchaser Agent of funds distributed pursuant to this Section 3.1, such Purchaser Agent shall apply them to the items specified in the subclauses below, in the order of priority of such subclauses:

(i) to accrued Earned Discount, CP Costs and Broken Funding Costs, plus any previously accrued Earned Discount, CP Costs and Broken Funding Costs not paid, to the extent owing to such Purchaser Group;

(ii) to the Investors’ Share of such Purchaser Agent’s Purchaser Group of the accrued and unpaid Servicing Fee (if the Master Servicer is not Lennox or its Affiliate);

(iii) to such Purchaser Agent’s Purchaser Group’s Pro Rata Share of the Program Fee and the Unused Fee accrued during such Collection Period, plus any previously accrued Program Fee and Unused Fee not paid on a prior Settlement Date;

(iv) to the reduction of the Invested Amount on a pro-rata basis, to the extent such reduction is required under Section 3.1(c), (and a corresponding reduction to each applicable Purchaser Group’s Purchaser Group Invested Amount);

(v) to other accrued and unpaid amounts owing to any Investor or any Agent hereunder (except Earned Discount on any Asset Tranche funded by a Liquidity Funding of any Purchaser Group which has accrued but is not yet overdue under Section 1.3(c));

(xi) duly executed copies of the Sale Agreement, confirmation of the Assurance Agreement and each Fee Letter;

(xii) completion of satisfactory due diligence by Administrative Agent and its counsel;

(xiii) a pro forma Information Package, prepared in respect of the proposed initial Purchase, assuming a Cut-Off Date of October 31, 2011;

(xiv) written notice provided by the Seller setting forth the Seller’s Account

(xv) such other agreements, instruments, certificates, opinions and other documents as Administrative Agent may reasonably request.

(b) Each party hereto agrees and acknowledges that, in connection with the amendment and restatement of the Prior RPA pursuant to the terms hereof, the BTMU Purchaser Group Limit (as defined in the Prior RPA) is being reduced to the amount set forth herein and the PNC Purchaser Group Limit is being added hereto. As a result thereof, the applicable Investors in the BTMU Purchaser Group which own the Asset Interest as of the date hereof shall transfer and assign a portion of the Asset Interest to the Investors in the PNC Purchaser Group so that after giving effect thereto, each Purchaser Group shall hold its Pro Rata Share (as determined pursuant to clause (b) of the definition thereof) of the Invested Amount outstanding at such time. On the date hereof, the applicable Investors in the PNC Purchaser Group making such purchase agree to make a cash payment to such Investors in the BTMU Purchaser Group in an amount equal to the aggregate Invested Amount so transferred.

Section 5.2 Conditions Precedent to All Purchases and Reinvestments.

Each Purchase and each Reinvestment shall be subject to the conditions precedent that on the date of such Purchase or Reinvestment the following statements shall be true (and the Seller, by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment, and each other Seller Party, upon such acceptance or receipt by the Seller, shall be deemed to have certified that):

(a) the representations and warranties contained in Section 6.1 are correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

(b) no event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Liquidation Event or Unmatured Liquidation Event,

(c) after giving effect to each proposed Purchase or Reinvestment, the Invested Amount will not exceed the Purchase Limit in effect at such time, no Purchaser Group’s Purchaser Group Invested Amount will exceed such Purchaser Group’s Purchaser Group Limit in effect at such time and the Asset Interest will not exceed the Allocation Limit,

Servicing Fee, and, in the event that neither Lennox nor any other Seller Party or Affiliate thereof is the Master Servicer, all reasonable and appropriate out-of-pocket costs and expenses of the Master Servicer of servicing, collecting and administering the Pool Receivables to the extent not covered by the Servicing Fee received by it, and (ii) the Collections of any Receivable which is not a Pool Receivable. The Master Servicer, if other than Lennox or any other Seller Party or Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all documents, instruments and records in its possession that evidence or relate to Receivables of the Seller other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables.

(f) Termination. The Master Servicer’s authorization under this Agreement shall terminate upon the Final Payout Date.

(g) Power of Attorney. The Seller hereby grants to the Master Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by the ~~Purchaser~~Master Servicer (whether or not from the Seller) in connection with any Receivable.

Section 8.3 [Reserved].

Section 8.4 Servicer Defaults.

Each of the following events shall constitute a “Servicer Default”:

(a) any failure by the Master Servicer to make any payment, transfer or deposit or to give instructions or notice to any Agent as required by this Agreement including, without limitation, delivery of any Information Package or Interim Information Package or any failure to make any payment or deposit required to be made in order to reduce the Asset Interest to the Allocation Limit and, (i) in the case of failure to deliver an Information Package or Interim Information Package, as the case may be, such failure shall remain unremedied for two (2) Business Days after the earliest to occur of (A) written notice thereof shall have been given by any Agent to the Master Servicer or (B) the Master Servicer shall have otherwise become aware of such failure and (ii) except with respect to any payment or deposit required to be made in order to reduce the Asset Interest to the Allocation Limit which shall be made when due, in the case of failure to make any payment or deposit to be made by the Master Servicer such failure shall remain unremedied for three (3) Business Days after the due date thereof;

(b) any failure on the part of the Master Servicer duly to observe or perform in any material respect any other covenants or agreements of the Master Servicer set forth in this Agreement or any other Transaction Document to which the Master Servicer is a party, which failure continues unremedied for a period of 30 days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to

Party or such Seller Party shall have otherwise become aware or (ii) any covenant applicable to such Person contained in Section 7.3 hereof or Section 6.3 of the Sale Agreement; or

(d) Any Seller Party, any Originator or Lennox International shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (including, without limitation, any such Indebtedness relating to the purchase of receivables or under any asset securitization agreement or arrangement) when the aggregate unpaid principal amount is in excess of in the case of the Seller, $25,000, or in the case of Lennox International, any Originator or the Master Servicer $75,000,000 when and as the same shall become due and payable (after expiration of any applicable grace period) or (B) fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (B) is to cause such Indebtedness to become due prior to its stated maturity; or

(e) An Event of Bankruptcy shall have occurred and remain continuing with respect to Lennox International, any Originator or any Seller Party; or

(f) The Seller shall become an “investment company” within the meaning of the Investment Company Act of 1940; or

(g) The rolling 3 month average Dilution Ratio at any Cut-Off Date exceeds 12.00%; or

(h) The rolling 3 month average Default Ratio at any Cut-Off Date exceeds 3.00%; or

(i) The rolling 3 month average Delinquency Ratio at any Cut-Off Date exceeds 4.50%; or

(j) On any Settlement Date, after giving effect to the payments made under Section 3.1(c), (i) the Asset Interest exceeds 100%, (ii) the Invested Amount exceeds the Purchase Limit in effect at such time; or (iii) the Purchaser Group Invested Amount of any Purchaser Group exceeds such Purchaser Group’s Purchaser Group Limit in effect at such time, and, in the case of any failure to make a timely payment or deposit with respect thereto solely by reason of any mechanical delay in or malfunction of the Fedwire system or due to an error on the part of the initiating or receiving bank such failure shall continue for more than one (1) Business Day; or

(k) There shall have occurred any event which materially adversely impairs the ability of the Originators to originate Receivables of a credit quality which are at least of the credit quality of the Receivables included in the first Purchase hereunder, or any other event occurs that is reasonably likely to have a Material Adverse Effect; or

(l) Any Seller Party, Originator or Lennox International is subject to a Change in Control; or

(m) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the Receivables or Related Assets and such lien shall not have nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Transaction Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Transaction Documents, provided that no Liquidity Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s breach of the applicable terms of the Transaction Documents or its own gross negligence or willful misconduct.

Section 11.6 Purchaser Agent Authorization and Action.

Pursuant to agreements entered into with the BTMU ~~Purchaser Agent and the PNC~~ Purchaser Agent, the BTMU Purchaser ~~and the PNC Purchaser, respectively, have~~has appointed and authorized the BTMU Purchaser Agent (or its designees) ~~and the PNC Purchaser Agent (or its designees), respectively,~~ to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the BTMU ~~Purchaser Agent and the PNC~~ Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

Section 11.7 Purchaser Agent’s Reliance, Etc.

(a) Each Purchaser Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them in good faith under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting Pool Receivables as Master Servicer pursuant to Section 8.1), except for its or their own breach of the applicable terms of the Transaction Documents or its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Purchaser Agent: (a) may consult with legal counsel (including counsel for the Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor or any other holder of any portion of its respective Purchaser Group’s interest in Pool Receivables and shall not be responsible to any Investor or any such other holder for any statements, warranties or representations made by any Seller Party in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Seller Party or to inspect the property (including the books and records) of any Seller Party; (d) shall not be responsible to any Investor or any other holder of any of the its respective Purchaser Group’s interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

Article XII.

Assignments

Section 12.1 Restrictions on Assignments.

(a) No Seller Party may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Agents (except a Seller Party may delegate certain administrative duties to an Affiliate, such as payroll, financial reporting, tax and the like, so long as such Seller Party remains liable for performance of such duties).

(b) This Agreement and the Purchasers’ rights and obligations herein (including ownership of the Asset Interest) shall be assignable by the Purchasers and their successors and assigns to any Eligible Assignee (including, without limitation, pursuant to a Liquidity Agreement). Each assignor of an Asset Interest or any interest therein shall notify the Administrative Agent, the Purchaser Agent of such assignor’s Purchaser Group and the Seller of any such assignment. Each assignor of a Asset Interest or any interest therein may, in connection with any such assignment, disclose to the assignee or potential assignee any information relating to any Seller Party or any Originator, furnished to such assignor by or on behalf of such Seller Party or by any Agent; provided that, prior to any the disclosure of any Seller Information, the assignee or potential assignee agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 14.7 hereof.

(c) Each Liquidity Bank may assign to any Eligible Assignee or to any other Liquidity Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of any Asset Interest therein owned by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) such Liquidity Bank’s Percentage of its Purchaser Group’s Purchaser Group Limit in effect at such time, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent and the Purchaser Agent in such Liquidity Bank’s Purchaser Group, an Assignment and Acceptance Agreement, and (iv) to the extent applicable, concurrently with such assignment, such assignor Liquidity Bank shall assign to such assignee Liquidity Bank or other Eligible Assignee an equal percentage of its rights and obligations under any Liquidity Agreement.

(d) Notwithstanding any other provision of this Section 12.1, (i) any Liquidity Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Earned Discount) under this Agreement or under any Liquidity Agreement to secure obligations of such Liquidity Bank to a Federal Reserve Bank, without notice to or consent of the Seller or any Agent; provided that no such pledge or grant of a security interest shall release a Liquidity Bank from any of its obligations hereunder or under such Liquidity Agreement, as the case may be, or substitute any such pledgee or grantee for such Liquidity Bank as a party hereto or to such Liquidity Agreement, as the case may be; and (ii) each

~~MARKET STREET FUNDING LLC,~~
~~as a Purchaser~~

~~By:~~
~~Name:~~	~~Doris Hearn~~
~~Title:~~	~~Vice President~~PNC BANK, NATIONAL
ASSOCIATION, as PNC Purchaser Agent

By:
Name:	~~Robyn Reeher~~
Title:	~~Vice President~~

PNC BANK, NATIONAL ASSOCIATION, as a Liquidity Bank

By:
Name:	~~John Berry~~
Title:	~~Vice President~~

Percentage: 50.00%

[end of signatures]

[AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT]

APPENDIX A

DEFINITIONS

This is Appendix A to the Amended and Restated Receivables Purchase Agreement dated as of November 18, 2011, among LPAC Corp., as the Seller, Lennox Industries, Inc., as the Master Servicer, Victory Receivables Corporation, as a ~~Purchaser, Market Street Funding LLC, as a~~ Purchaser, BTMUNY, as the Administrative Agent, the BTMU Purchaser Agent and a Liquidity Bank and PNC, as the PNC Purchaser Agent and a Liquidity Bank (as amended, supplemented or otherwise modified from time to time, this “Agreement”). Each reference in this Appendix A to any Section, Appendix or Exhibit refers to such Section of or Appendix or Exhibit to this Agreement.

(A) Defined Terms. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated below:

A&R Sale Agreement: As defined in the Background.

Adjusted Dilution Ratio: The 12-month rolling average of the Dilution Ratio.

Administrative Agent: As defined in the preamble.

Affected Party: Each Purchaser, each Liquidity Bank, any assignee or participant of any Purchaser or any Liquidity Bank, BTMUNY, any successor to BTMUNY, as Administrative Agent or BTMU Purchaser Agent, PNC, any successor to PNC, as PNC Purchaser Agent, or any sub-agent of any Agent.

Affiliate: With respect to any Person, any other Person controlling, controlled by, or under common control with, such Person.

Affiliated Obligor: In relation to any Obligor, an Obligor that is an Affiliate of such Obligor.

Agent: Any Purchaser Agent or the Administrative Agent.

Allied: Allied Air Enterprises LLC (f/k/a Allied Air Enterprises Inc.), a Delaware ~~corporation~~limited liability company.

Allocation Limit: As defined in Section 1.1.

Asset Interest: An undivided percentage ownership interest, determined from time to time as provided in Section 1.4(b), in (i) all then outstanding Pool Receivables and (ii) all Related Assets.

Asset Tranche: At any time, a portion of the Asset Interest funded by any Purchaser Group selected by such Purchaser Group’s Purchaser Agent pursuant to and subject to the terms of Section 2.1.

Assignment and Acceptance: An assignment and acceptance agreement entered into by a Liquidity Bank, an Eligible Assignee, the Purchaser Agent of such Liquidity Bank’s Purchaser Group, and the Administrative Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit D hereto.

Assurance Agreement: The Assurance Agreement dated as of November 25, 2009 made by Lennox International, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms.

Bank Rate: For any day falling in a particular Yield Period with respect to any Asset Tranche means an interest rate per annum equal to the sum of the BTMU LIBO Rate (Reserved) or the PNC ~~LIBOR~~LIBO Rate (Reserved), as applicable, for such Yield Period plus the Bank Rate Spread; provided, that in the case of (A) any Yield Period ~~commencing on or prior to the first day of~~with respect to which any Purchaser or any Liquidity Bank shall have notified the Purchaser Agent of such Person’s Purchaser Group that (i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person to fund such Asset Tranche at the rate described above, or (ii) due to market conditions affecting the interbank eurodollar market, funds are not reasonably available to such Person in such market in order to enable it to fund such Asset Tranche at the rate described above (and in the case of subclause (i) or (ii) above, such Person shall not have subsequently notified such Purchaser Agent that such circumstances no longer exist), or (B) other than with respect to a Yield Period for the PNC Purchaser Group, any Yield Period as to which ~~the~~ any Purchaser Agent does not receive notice or determine, by no later than 12:00 noon (New York, New York time) on the third Business Day preceding the first day of such Yield Period, that the related Asset Tranche will be funded by Liquidity Fundings, and not by the issuance of Commercial Paper Notes, in either case, the “Bank Rate” shall mean an interest rate per annum equal to the Base Rate in effect from time to time during such Yield Period; it being understood that, in the case of paragraph (A) above, such rate shall only apply to the Persons affected by the circumstances described in such paragraph (A).

Bank Rate Spread: As defined in the Fee Letter.

Base Rate: For any day, the rate per annum equal to the sum of the Bank Rate Spread plus the higher as of such day of (i) the Prime Rate, or (ii) the Federal Funds Rate most recently determined by Administrative Agent, plus 1.00%; provided that for purposes of calculating the Yield Reserve in accordance with the defined term thereof “Base Rate” shall be calculated without including the Bank Rate Spread in such calculation. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change. The Base Rate is not necessarily intended to be the lowest rate of interest determined by BTMUNY in connection with extensions of credit.

BTMU Liquidity Bank: BTMUNY or any other Person providing liquidity or credit support to BTMU Purchaser under a BTMU Liquidity Agreement.

BTMU Purchaser: As defined in the preamble.

BTMU Purchaser Account: Such account set forth in a separate letter by the BTMU Purchaser Agent to the Seller and Master Servicer, or such other account as may be specified in writing from time to time by the BTMU Purchaser Agent to the Seller and Master Servicer.

BTMU Purchaser Agent: As defined in the preamble.

BTMU Purchaser Group: The BTMU Purchaser, the BTMU Liquidity Banks and the BTMU Purchaser Agent, together with their respective successors, assigns and participants.

BTMU Purchaser Group Limit: ~~$80,000,000.~~With respect to any period, the corresponding amount for such period set forth below:

Period	BTMU Purchaser Group Limit
Reporting Date in February until the date preceding the Reporting Date in March	$80,000,000
Reporting Date in March until the date preceding the Reporting Date in April	$80,000,000
Reporting Date in April until the date preceding the Reporting Date in May	$80,000,000
Reporting Date in May until the date preceding the Reporting Date in June	$90,000,000
Reporting Date in June until the date preceding the Reporting Date in July	$90,000,000
Reporting Date in July until the date preceding the Reporting Date in August	$110,000,000
Reporting Date in August until the date preceding the Reporting Date in September	$110,000,000
Reporting Date in September until the date preceding the Reporting Date in October	$110,000,000
Reporting Date in October until the date preceding the Reporting Date in November	$90,000,000
Reporting Date in November until the date preceding the Reporting Date in December	$90,000,000
Reporting Date in December until the date preceding the Reporting Date in January	$80,000,000
Reporting Date in January until the date preceding the Reporting Date in February	$80,000,000

; provided, however, that, each reference to a Reporting Date in the foregoing table shall be determined without reference to the proviso contained in the definition of “Reporting Date”.

BTMUNY: As defined in the preamble.

Business Day: A day on which commercial banks in Chicago or New York City are not authorized or required to be closed for business; provided, that, when used with respect to the Earned Discount Rate or associated Asset Tranche based on BTMU LIBO Rate, “Business Day” means any Business Day on which banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.

Capital Lease: At any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Change in Control:

(i) in relation to Lennox International, the acquisition after the date hereof by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of issued and outstanding shares of the capital stock of such Person entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of such Person and having a then present right to exercise 50% or more of the voting power for the election of members of the board of directors of such Person attached to all such outstanding shares of capital stock of such Person, unless otherwise agreed in writing by the Agents; and

(ii) in relation to the Master Servicer, the Seller or any Originator, the failure of Lennox International to own (directly or through wholly-owned Subsidiaries of Lennox International) 100% of the issued and outstanding shares of the capital stock (including all warrants, options, conversion rights, and other rights to purchase or convert into such stock) of the Master Servicer, the Seller or such Originator, as applicable, on a fully diluted basis.

Code: The Internal Revenue Code of 1986, as the same may be amended from time to time.

Collateral: As defined in Section 9.1.

Collection Account: The segregated account that may be established and maintained in the name of the Seller with JPMorgan Chase Bank, N.A., or another commercial bank reasonably approved by the Agents.

Collection Period:

(i) the period from the date of the initial Purchase to the last day of the calendar month in which such date occurs; and

(ii) thereafter, each period from the last day of the next preceding Collection Period to the last day of the next following calendar month;

provided, however, that during any period during which Weekly Reports are required to be delivered, the Collection Period related to each related Settlement Date shall be the related Weekly Reporting Period; provided, further, however, that the last Collection Period shall end on the Final Payout Date.

Collections: With respect to any Receivable, (i) all funds which either are received by the Seller, the Originators or the Master Servicer from or on behalf of the related Obligor in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligor (including, without limitation, cash proceeds of Related Security with respect to such Receivable, including, without limitation, insurance payments that the Seller, the Originator or the Master Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), and (ii) all Deemed Collections; provided that, prior to such time as Lennox shall cease to be the Master Servicer, late payment charges, collection fees, extension fees and any other similar fees or expenses billed to and collected from an Obligor shall be paid to the Master Servicer as additional compensation for the performance of its duties as Master Servicer hereunder.

Commercial Paper Notes: The commercial paper promissory notes issued by any Purchaser in the commercial paper market.

Contract: A contract between the Seller or the Originator and any Person, or an invoice sent or to be sent by the Seller or the Originator, pursuant to or under which a Receivable shall arise or be created, or which evidences a Receivable. A ‘related Contract’ or similar reference means rights to payment, collection and enforcement, and other rights under a Contract to the extent directly related to a Receivable in the Receivables Pool, but not any other rights under such Contract.

CP Accrual Period: Each Collection Period during which any Asset Tranche is funded with Commercial Paper Notes.

CP Costs: The BTMU CP Costs ~~and the PNC CP Costs~~.

Credit Agreement: That certain Fourth Amended and Restated Revolving Credit Facility Agreement dated as of October 21, 2011 by and among Lennox International Inc. as the borrower, certain financial institutions, as the lenders, and JPMorgan Chase Bank, National

Earned Discount: For each day during any Yield Period for any Asset Tranche funded with a Liquidity Funding by any Purchaser Group:

IA x ER x ED	+ LF
360

where:

IA	=	~~the daily average (calculated at the close of business each day) of~~ such Purchaser Group’s Purchaser Group Invested Amount in such Asset Tranche on such day during such Yield Period,

ER	=	the applicable Earned Discount Rate for such Yield Period,

ED	=	the actual number of days elapsed during such Yield Period, and

LF	=	the Liquidation Fee, if any, during such Yield Period.

Earned Discount Rate: For any Yield Period for any Asset Tranche funded by a Liquidity Funding, the Bank Rate for such Asset Tranche and such Yield Period;

provided, however, on any day when any Liquidation Event or an Unmatured Liquidation Event shall have occurred and be continuing, the Earned Discount Rate for each Asset Tranche shall mean a rate per annum equal to the Base Rate plus 2% per annum.

Eligible Assignee: (i) BTMUNY or any of its Affiliates, (ii) any Person managed by BTMUNY or any of its Affiliates, (iii) PNC or any of its Affiliates, (iv) any Person managed by PNC or any of its Affiliates, or (v) any financial or other institution acceptable to the Administrative Agent, and approved by the Seller (which approval by the Seller shall not be unreasonably withheld, delayed or conditioned and shall not be required if a Liquidation Event, Unmatured Liquidation Event or Credit Event has occurred and is continuing).

Eligible Receivable: At any time, a Receivable:

(i) which is a Pool Receivable arising out of the sale by an Originator in the ordinary course of its business that has been sold or contributed to the Seller pursuant to the Sale Agreement in a “true sale” transaction;

(ii) as to which the perfection of the Investors’ undivided percentage ownership interest therein is governed by the laws of a jurisdiction where the UCC is in force, and which constitutes an “account” as defined in the UCC as in effect in such jurisdiction;

Federal Funds Rate: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by BTMUNY from three federal funds brokers of recognized standing selected by it.

Federal Reserve Board: The Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

Fee Letter: For each Purchaser Group, the fee letter (including all amendments, modifications, restatements, replacements and addendums thereto) entered into from time to time by the Seller and the members of such Purchaser Group.

Final Payout Date: The date following the Termination Date on which the Invested Amount shall have been reduced to zero and all other amounts payable by the Seller under the Transaction Documents shall have been paid in full.

Funding Termination Date: The earliest of the following:

(i) November ~~15, 2013,~~14, 2014, or such later date as may, from time to time, be agreed to in writing by the Agents;

(ii) the date on which the Agents declare a Funding Termination Date in a notice to the Seller in accordance with Section 10.2(a); or

(iii) in accordance with Section 10.2(b), the Funding Termination Date occurs automatically.

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are applicable to the circumstances as of the date of determination.

Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

Liquidation Fee: For each Asset Tranche (or portion thereof) funded through a Liquidity Funding, for each day in any Yield Period (computed without regard to clause (iii) of the proviso of the definition of “Yield Period”), the amount, if any, by which:

(i) the additional Earned Discount (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of the portion of the Invested Amount of the related Investor allocated to such Asset Tranche during such Yield Period (as so computed) if such reductions had not been made, exceeds

(ii) the income, if any, received by the related Investor from investing the proceeds of such reductions of such Investor’s portion of the Invested Amount.

Liquidation Period: The period commencing on the earlier of (i) the Funding Termination Date and (ii) the date on which a Liquidation Event has occurred or is continuing and the Administrative Agent, at the direction of any Agent, shall have notified Seller and the Master Servicer in writing, pursuant to Section 10.2(a), that the Liquidation Period has commenced, and ending on the Final Payout Date; provided, however, upon the occurrence of a Liquidation Event described in Section 10.1(e), the Liquidation Period shall commence automatically.

Liquidity Agent: With respect to the BTMU Purchaser Group, BTMUNY, as liquidity agent for the Liquidity Banks under the BTMU Liquidity Agreement, or any successor to BTMUNY in such capacity~~, and with respect to the PNC Purchaser Group, PNC, as liquidity agent for the Liquidity Banks under the PNC Liquidity Agreement, or any successor to PNC in such capacity.~~

Liquidity Agreement: With respect to the BTMU Purchaser Group, the BTMU ~~Liquidity Agreement and with respect to the PNC Purchaser Group, the PNC~~ Liquidity Agreement.

Liquidity Bank: With respect to the BTMU Purchaser Group, each BTMU Liquidity Bank and with respect to the PNC Purchaser Group, each PNC Liquidity Bank (collectively, the Liquidity Banks).

Liquidity Funding: Either (i) a purchase made by any Liquidity Bank (or simultaneous purchases made by the Liquidity Banks) from a Purchaser pursuant to any Liquidity Agreement or (ii) a Purchase made by a Liquidity Bank pursuant to Section 1.1.

Lockbox Account: An account maintained for the purpose of receiving Collections at a bank or other financial institution which has executed a Lockbox Agreement.

Lockbox Agreement: An agreement, in substantially the form of Exhibit A-1, among the Master Servicer, the Administrative Agent, the Seller and any Lockbox Bank.

Lockbox Bank: Any of the banks holding one or more lockboxes or Lockbox Accounts receiving Collections from Pool Receivables.

Loss Reserve: At any time, means the product of (1) 2.0 and (2) the highest rolling three month average Default Ratio during the immediately preceding twelve (12) months and (3) the most recently calculated Default Horizon Ratio.

Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

Plan: Any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of Lennox or any ERISA Affiliate.

PNC: As defined in the preamble.

~~PNC CP Costs: For each day in any Yield Period with respect to any Asset Tranche funded by Commercial Paper Notes, the sum of (a) discount or yield accrued (including, without limitation, any associated with financing the discount or interest component on the rollover of any Pooled Commercial Paper) on the PNC Purchaser’s Pooled Commercial Paper on such day issued to fund or maintain such Asset Tranche, as determined by the PNC Purchaser Agent, plus (b) any and all accrued commissions in respect of the PNC Purchaser’s placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (c) other costs (including without limitation those associated with funding small or odd-lot amounts) with respect to all receivable purchase, credit and other investment facilities which are funded by the applicable Pooled Commercial Paper for such day plus (d) on any day when any Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, 2% per annum (it being understood that the amounts described herein shall be determined by the PNC Purchaser Agent, whose determination shall be conclusive).~~

PNC LIBO Rate: For any Yield Period, on any date of determination during such Yield Period, the interest rate per annum ~~determined by the PNC Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum~~equal to the one-month “Eurodollar Rate” for deposits in U.S. dollars as reported ~~by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the PNC Purchaser Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about~~on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time ~~two (2) Business Days before the commencement of such Yield Period~~) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the PNC Purchaser Agent from another recognized source for interbank quotation) for an amount comparable to the applicable Invested Amount, in each case, changing when and as such rates change.

PNC LIBO Rate Reserve Percentage: With respect to any Investor for any Yield Period in respect of which Earned Discount is computed by reference to the PNC LIBO Rate, the maximum effective percentage in effect on such day as prescribed by the Federal Reserve Board for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as Eurocurrency Liabilities (as such term is defined in Regulation D)).

PNC LIBO Rate (Reserved): With respect to any Yield Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable PNC LIBO Rate for such Yield Period by (ii) a percentage equal to 100% minus the PNC LIBO Rate Reserve Percentage.

~~PNC Liquidity Agreement: The liquidity asset purchase agreement or other liquidity agreement entered into by any PNC Liquidity Bank for the benefit of the PNC Purchaser, to the extent relating to the sale or transfer of interests in the Asset Interest.~~

PNC Liquidity Bank: PNC or any other Person ~~providing liquidity or credit support to PNC Purchaser under a PNC Liquidity Agreement.PNC Purchaser: As defined in the preamble~~designated as such from time to time.

PNC Purchaser Account: Such account set forth in a separate letter by the PNC Purchaser Agent to the Seller and Master Servicer, or such other account as may be specified in writing from time to time by the PNC Purchaser Agent to the Seller and Master Servicer.

PNC Purchaser Agent: As defined in the preamble.

PNC Purchaser Group: The ~~PNC Purchaser, the~~ PNC Liquidity Banks and the PNC Purchaser Agent, together with their respective successors, assigns and participants.

PNC Purchaser Group Limit: ~~$80,000,000.~~With respect to any period, the corresponding amount for such period set forth below:

Period	PNC Purchaser Group Limit
Reporting Date in February until the date preceding the Reporting Date in March	$80,000,000
Reporting Date in March until the date preceding the Reporting Date in April	$80,000,000
Reporting Date in April until the date preceding the Reporting Date in May	$80,000,000
Reporting Date in May until the date preceding the Reporting Date in June	$90,000,000
Reporting Date in June until the date preceding the Reporting Date in July	$90,000,000
Reporting Date in July until the date preceding the Reporting Date in August	$110,000,000
Reporting Date in August until the date preceding the Reporting Date in September	$110,000,000
Reporting Date in September until the date preceding the Reporting Date in October	$110,000,000

Period	PNC Purchaser Group Limit
Reporting Date in October until the date preceding the Reporting Date in November	$90,000,000
Reporting Date in November until the date preceding the Reporting Date in December	$90,000,000
Reporting Date in December until the date preceding the Reporting Date in January	$80,000,000
Reporting Date in January until the date preceding the Reporting Date in February	$80,000,000

; provided, however, that, each reference to a Reporting Date in the foregoing table shall be determined without reference to the proviso contained in the definition of “Reporting Date”.

Pool Receivable: A Receivable in the Receivables Pool.

Pooled Commercial Paper: Commercial Paper Notes issued by the BTMU ~~Purchaser or the PNC~~ Purchaser which are subject to any particular pooling arrangement, as determined by the BTMU ~~Purchaser Agent or the PNC~~ Purchaser Agent (it being recognized that there may be more than one distinct group of Pooled Commercial Paper at any time).

Preferred Stock: Any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

Prior RPA: As defined in the Background.

Prime Rate: Refers to that fluctuating rate of interest per annum equal to the higher of the rate of interest most recently announced by BTMUNY or its Affiliate Bank of Tokyo-Mitsubishi UFJ Trust Company, in New York, New York as its prime rate; the Prime Rate is not necessarily intended to be the lowest rate of interest determined by BTMUNY or Bank of Tokyo-Mitsubishi UFJ Trust Company in connection with extensions of credit.

Program Fee: The aggregate “Program Fee” set forth in each Fee Letter.

Pro Rata Share: At any time with respect to a Purchaser Group, (a) with respect to any payment to be made to such Purchaser Group, the percentage equivalent of a fraction the numerator of which is equal to such Purchaser Group’s Purchaser Group Invested Amount at such time and the denominator of which is equal to the Invested Amount at such time and (b) with respect to any Purchase to be made by such Purchaser Group, the percentage equivalent of a fraction, the numerator of which is equal to such Purchaser Group’s Purchaser Group Limit in effect at such time and the denominator of which is equal to the Purchase Limit in effect at such time.

Purchase: As defined in Section 1.1.

Purchase Limit: ~~As defined in Section 1.1.~~With respect to any period, the corresponding amount for such period set forth below:

Period	Purchase Limit
Reporting Date in February until the date preceding the Reporting Date in March	$160,000,000
Reporting Date in March until the date preceding the Reporting Date in April	$160,000,000
Reporting Date in April until the date preceding the Reporting Date in May	$160,000,000
Reporting Date in May until the date preceding the Reporting Date in June	$180,000,000
Reporting Date in June until the date preceding the Reporting Date in July	$180,000,000
Reporting Date in July until the date preceding the Reporting Date in August	$220,000,000
Reporting Date in August until the date preceding the Reporting Date in September	$220,000,000
Reporting Date in September until the date preceding the Reporting Date in October	$220,000,000
Reporting Date in October until the date preceding the Reporting Date in November	$180,000,000
Reporting Date in November until the date preceding the Reporting Date in December	$180,000,000
Reporting Date in December until the date preceding the Reporting Date in January	$160,000,000
Reporting Date in January until the date preceding the Reporting Date in February	$160,000,000

; provided, however, that, each reference to a Reporting Date in the foregoing table shall be determined without reference to the proviso contained in the definition of “Reporting Date”.

Purchaser: ~~Each of the~~The BTMU Purchaser and ~~the PNC~~any other person designated as a Purchaser hereunder from time to time (collectively, the Purchasers).

Purchaser Agent: With respect to the BTMU Purchaser, the BTMU Purchaser Agent and with respect to the ~~PNC Purchaser~~itself, the PNC Purchaser Agent (collectively, the Purchaser Agents).

Purchaser Agent Account: With respect to the BTMU Purchaser Agent, the BTMU Purchaser Account and with respect to the PNC Purchaser Agent, the PNC Purchaser Account.

Purchaser Group: Each of the BTMU Purchaser Group and the PNC Purchaser Group (collectively, the Purchaser Groups).

Purchaser Group Invested Amount: With respect to a Purchaser Group, the aggregate of the portions of the Invested Amount outstanding at such time that were funded by such Purchaser Group.

Purchaser Group Limit: With respect to the BTMU Purchaser Group, the BTMU Purchaser Group Limit in effect at such time and with respect to the PNC Purchaser Group, the PNC Purchaser Group Limit in effect at such time.

Purchaser Group’s Tranche Investment: In relation to any Asset Tranche of any Purchaser Group, the amount of the Invested Amount allocated by the Purchaser Agent of such Purchaser Group to that Asset Tranche pursuant to Section 2.1, provided, that at all times (i) the aggregate amounts allocated to all Asset Tranches of any Purchaser Group shall equal such Purchaser Group’s Invested Amount and (ii) the aggregate amounts allocated to all Asset Tranches of all Purchaser Groups shall equal the Invested Amount.

Qualifying Liquidity Bank: A Liquidity Bank with a rating of its short-term securities equal to or higher than (i) A-1 by Standard & Poor’s and (ii) P-1 by Moody’s.

Receivable: Any right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible and includes the right to payment of any interest or finance charges and other amounts with respect thereto.

Receivables Pool: At any time all then outstanding Receivables which have been sold or contributed as capital, or purported to have been sold or contributed as capital, by an Originator to the Seller, other than those reconveyed to an Originator pursuant to Section 3.5 of the Sale Agreement.

Regulation D: Regulation D of the Federal Reserve Board, as the same may be amended or supplemented from time to time.

Regulatory Change: Any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Liquidity Banks) of or under any United States (federal, state or municipal) or foreign, laws, or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.

Reinvestment: As defined in Section 1.3(a)(iii).

Related Assets: (i) all rights to, but not any obligations under, all related Contracts and other Related Security related to any Pool Receivables, (ii) all rights and interests of the Seller under the Sale Agreement in relation to any Pool Receivables, (iii) all books and records evidencing or otherwise relating to any Pool Receivables, (iv) all Lockbox Accounts and related lock boxes and all cash and investments therein, to the extent constituting or representing the items in the following clause (v) and (v) all Collections in respect of, and other proceeds of, any Pool Receivables or any other Related Assets.

Related Security: With respect to any Pool Receivable, all of the Seller’s (in the case of usage in the Receivables Purchase Agreement) or the Originator’s (in the case of usage in the Sale Agreement) right, title and interest in and to: (i) all Contracts that relate to such Pool Receivable; (ii) all merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Pool Receivable; (iii) all security deposits and other security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (iv) all UCC financing statements covering any collateral securing payment of such Pool Receivable (but only to the extent of the interest of the ~~Purchaser~~Seller in the respective Pool Receivable); (v) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise; and (vi) all insurance policies, and all claims thereunder, related to such Pool Receivable, in each case to the extent directly related to rights to payment, collection and enforcement, and other rights with respect to such Pool Receivable. Except to the extent included in the Collateral, the interest of each Investor in any Related Security is only to the extent of the undivided percentage ownership interest of such Investor’s Purchaser Group, as more fully described in the definition of Asset Interest.

Reportable Event: Any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

Reporting Date: The fifteenth day of each month or if such day is not a Business Day, the next succeeding Business Day; provided however, that if the senior unsecured debt ratings of Lennox International Inc. by Moody’s or S&P are reduced below Ba3 or BB-, respectively, or are withdrawn by either of Moody’s or S&P or if either Moody’s or S&P no longer provides a senior unsecured debt rating for Lennox International Inc. and, in any such case, the aggregate Invested Amount is greater than $0.00, then, in any such case, the Reporting Date will be the first Business Day of each week.

Required Reserve: On any day during a Collection Period, an amount equal to the product of (i) the Net Pool Balance and (ii) the sum of (a) the Yield Reserve on such day, (b) the Servicing Reserve on such day and (c) the greater of (I) Required Reserve Factor Floor on such day and (II) the sum of (1) the Loss Reserve on such day and (2) the Dilution Reserve on such day.

Required Reserve Factor Floor: The sum of (i) an amount, as of any date of determination and expressed as a percentage of the aggregate Unpaid Balance of Eligible Receivables as of such date, equal to the greatest of (A) the sum of the four (4) largest aggregate Unpaid Balances of Eligible Receivables for specific Obligors (including Michel) (calculated as if each such Obligor and its Affiliated Obligors were one Obligor) who do not have a debt rating listed in clause (i) of the definition of “Obligor Concentration Limit” or who are not rated as of such date (up to the Obligor Concentration Limit for each such Obligor), (B) the sum of the two (2) largest aggregate Unpaid Balances of Eligible Receivables for specific Obligors (calculated as if each such Obligor

Transaction Document, including but not limited to (i) the legal fees of Kaye Scholer LLP, counsel to the Administrative Agent, (ii) expenses incurred in connection with any due diligence audit and (iii) out-of-pocket expenses of the Agents.

Twelve Month DSO: For any day, the highest Days Sales Outstanding that occurred during the twelve (12) month period ending on such date of calculation.

UCC: The Uniform Commercial Code, as from time to time in effect in the applicable jurisdiction or jurisdictions.

Unmatured Liquidation Event: Any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.

Unpaid Balance: With respect to any Receivable means at any time the unpaid amount thereof, but excluding all late payment charges, delinquency charges and extension or collection fees.

Unused Fee: The aggregate “Unused Fee” set forth in the Fee Letter.

Weekly Report: A report (for the week most recently ended) in the form of Exhibit 3.1(a)-2.

Weekly Reporting Date: For any period during which Weekly Reports are required to be delivered, the first Business Day of each calendar week.

Weekly Reporting Period: For any Weekly Reporting Date, the calendar week ended on the Friday immediately preceding such Weekly Reporting Date.

Weekly Settlement Date: One Business Day following each Weekly Reporting Date.

Weighted Average Term: On any day, the weighted average of the stated terms of all Receivables (excluding Receivables owed by an Affiliate or employee of any Seller Party or Originator) owned by Seller on such date, weighted on the basis of the Unpaid Balance of each such Receivable, as of such date of calculation.

Yield Period: With respect to any Asset Tranche funded by a Liquidity Funding,

(a) the period commencing on the date of the initial Purchase of the Asset Interest, the making of such Liquidity Funding, or the creation of such Asset Tranche pursuant to Section 2.1 (whichever is latest) and ending (x) other than in the case of an Asset Tranche funded by the PNC Purchaser Group, such number of days thereafter as the Purchaser Agent of the Liquidity Bank making such Liquidity Funding shall select and (y) in the case of an Asset Tranche funded by the PNC Purchaser Group, on the last day of the same calendar month thereof (or, during any period during which Weekly Reports are required to be delivered, on the last day of the same calendar week thereof); and

(b) thereafter, (x) other than in the case of an Asset Tranche funded by the PNC Purchaser Group, each period commencing on the last day of the immediately preceding Yield Period for the related Asset Tranche and ending such number of days thereafter as the Purchaser Agent of the Liquidity Bank making such Liquidity Funding shall select and (y) in the case of an Asset Tranche funded by the PNC Purchaser Group, a period of one month (or, during any period during which Weekly Reports are required to be delivered, a period of one week) commencing on the last day of the immediately preceding Yield Period for such Asset Tranche (which period shall correspond to a calendar month (or, during any period during which Weekly Reports are required to be delivered, a calendar week);

provided, however, that

(i) any such Yield Period (other than a Yield Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (unless the related Asset Tranche shall be accruing Earned Discount at a rate determined by reference to BTMU LIBO Rate (Reserved), in which case if such succeeding Business Day is in a different calendar month, such Yield Period shall instead be shortened to the next preceding Business Day);

(ii) in the case of Yield Periods of one day for any Asset Tranche, (A) the initial Yield Period shall be the date such Yield Period commences as described in clause (a) above; and (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, shall be the next day following such immediately preceding Yield Period; and

(iii) in the case of any Yield Period for any Asset Tranche which commences before the Termination Date and would otherwise end on a date occurring after such Termination Date, such Yield Period shall end on such Termination Date and the duration of each such Yield Period which commences on or after the Termination Date for such Asset Tranche shall be of such duration as shall be selected by the applicable Purchaser Agent.

Yield Reserve: On any date of determination, the product of (i) 1.5, (ii) the Base Rate and (iii) a fraction the numerator of which is the Twelve Month DSO and the denominator of which is 360.

(A) Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

(B) Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SCHEDULE 6.1(n)

LIST OF OFFICES OF MASTER SERVICER AND SELLER WHERE RECORDS ARE KEPT

Seller

LPAC Corp.

2140 Lake Park Blvd.

Richardson, TX 75080-2254

Master Servicer

Lennox Industries Inc.

2140 Lake Park Blvd.

Richardson, TX 75080-2254

400 Norris Glen Road

Etobicoke, ON Canada M9C 1H5

Originators

Lennox Industries Inc.

2140 Lake Park Blvd.

Richardson, TX 75080-2254

400 Norris Glen Road

Etobicoke, ON Canada M9C 1H5

Allied Air Enterprises ~~Inc.~~LLC

2140 Lake Park Blvd

Richardson, TX 75080

215 Metropolitan Dr

West Columbia, SC 29170

~~Lennox Hearth Products LLC~~

~~2140 Lake Park Blvd~~

~~Richardson, TX 75080~~

~~1508 Elm Hill Pike~~

~~Nashville, TN 37210~~

Heatcraft Refrigeration Products LLC

2140 Lake Park Blvd

Richardson, TX 75080

~~10146 N. Links Drive~~ 2175 West Park Place Boulevard

Stone Mountain, GA 30014

SCHEDULE 6.1(o)

LIST OF LOCKBOX BANKS

MAIN OFFICE ADDRESS, LOCKBOX & ACCOUNT NUMBERS

Lockbox	Account

JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
P.O. Box 910549
Dallas, TX 75391-0549	07300186205
Lennox Industries Inc.

JPMorgan Chase Bank, N.A.
P.O. Box 915052
Dallas, TX 75391-0549
Lennox Industries Inc.

JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
P.O. Box 731093
Dallas, TX 75391-0549	0790487748
Lennox Industries Inc.

N/A	JPMorgan Chase Bank, N.A.

08806319586

JPMorgan Chase Bank, N.A.	JPMorgan Chase Bank, N.A.
Lockbox 22325
22352 Network Place	1123223
Chicago, IL 60603
Allied Air Enterprises

~~JPMorgan Chase Bank, N.A.~~	~~JPMorgan Chase Bank, N.A.~~
~~Lockbox 88266~~
~~88266 Expedite Way~~	~~113294046~~
~~Chicago, IL 60695~~
~~Lennox Hearth Products~~

~~JPMorgan Chase Bank~~Wells Fargo, N.A.	~~JPMorgan Chase Bank~~Wells
Lockbox ~~904023~~ 209026	Fargo, N.A.
~~806 Tyvola Road, Suite 108~~
~~Charlotte, NC 28217~~	~~870511326~~ 2000039509761
2975 Regent Blvd Irving, TX 75063
Heatcraft Refrigeration Products LLC

Amegy Bank	Amegy Bank
Dept: 895, Lockbox 4346

SCHEDULE 6.1(u)

CAPITALIZATION OF SELLER

Common Stock

The authorized common stock of Seller is one hundred (100) shares of $.01 par value per share of which one hundred (100) shares are issued and outstanding and held as follows:

Heatcraft Technologies Inc. - 80 shares

Lennox Industries Inc. - 10 shares

Heatcraft Inc. - 5 shares

Allied Air Enterprises ~~Inc.~~LLC - 5 shares

Preferred Stock

The authorized preferred stock of the Seller is up to one million (1,000,000) shares of preferred stock, par value $.01 per share, of which 28,191 shares with a liquidation value of $1,000 per share are outstanding, all of which are owned by Lennox.

Initial Seller Note

None.

BTMU Purchaser:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Securitization Group

1251 Avenue of the Americas, 12th Floor

New York, NY 10020-1104

Adit Reddy

Phone: 212-782-6957

Fax: 212-782-6448

E-mail: areddt@us.mufg.jp

Copies to:

Kaye Scholer LLP

425 Park Avenue

New York, NY 10022

Eric P. Marcus, Esq.

Fax Number: (212) 836-6537

E-mail: emarcus@kayescholer.com

~~PNC Purchaser and~~ PNC Purchaser Agent:

PNC Bank, National Association

Three PNC Plaza, 4th Floor

225 Fifth Avenue

Pittsburgh, PA 15222-2707

Attn: William Falcon

Fax: (412) 762-9184

Email: william.falcon@~~pnc~~PNC.com and

~~pncconduitgroup@pnc~~PNCconduitgroup@PNC.com

PNC Liquidity Bank:

PNC Bank, National Association

225 Fifth Avenue , 4th Floor

Pittsburgh, PA 15222

Attn: M. Colin Warman

Tel: 412.768.9482

Fax: 412.705.1225

Email: colin.warman@~~pnc~~PNC.com

EXHIBIT 1.2(a)

FORM OF PURCHASE REQUEST

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH,

1251 Avenue of the Americas, 12th Floor

New York, NY 10020-1104

PNC BANK, NATIONAL ASSOCIATION

Three PNC Plaza, 4th Floor

225 Fifth Avenue

Pittsburgh, PA 15222-2707

Ladies and Gentlemen:

Reference is made to the Amended and Restated Receivables Purchase Agreement dated as of November 18, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) among LPAC Corp., as the Seller, Lennox Industries Inc., as the Master Servicer (and together with Seller, collectively referred to as the “Seller Parties”), Victory Receivables Corporation, as a purchaser (the “BTMU Purchaser~~”), Market Street Funding LLC , as a purchaser (the “PNC Purchaser~~”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent (the “Administrative Agent”), BTMU Purchaser Agent (“BTMU Purchaser Agent”) and a liquidity bank (“BTMU Liquidity Bank”) and PNC Bank, National Association, as PNC Purchaser Agent (“PNC Purchaser Agent”) and a liquidity Bank (“PNC Liquidity Bank”). Capitalized terms defined in the Purchase Agreement are used herein with the same meanings.

1. Each of the Seller Parties hereby certifies, represents and warrants to the Investors and the Agents that on and as of the Purchase Date (as hereinafter defined):

(a) all applicable conditions precedent set forth in Article V of the Purchase Agreement have been satisfied;

(b) each of its respective representations and warranties contained in Section 6.1 of the Purchase Agreement will be true and correct, in all material respects, as if made on and as of the Purchase Date;

(c) no event will have occurred and is continuing, or would result from the requested Purchase, that constitutes a Liquidation Event or Unmatured Liquidation Event;

(d) after giving effect to the requested Purchase, the Invested Amount will not exceed the available Purchase Limit in effect at such time, no Purchaser Group’s Purchaser Group Invested Amount will exceed such Purchaser Group’s Purchaser Group ~~Invested Amount~~Limit in effect at such time and the Asset Interest will not exceed the Allocation Limit; and

(e) the Termination Date shall not have occurred.

2. The undersigned, as Seller hereby requests that a Purchase be made on                     , 20     (the “Purchase Date”) in the amount of $            . The Pro Rata Share of such amount of the BTMU Purchaser Group is $[            ] and the Pro Rata Share of such amount of the PNC Purchaser Group is $[            ]

3. Please disburse the proceeds of the Purchase as follows:

[Apply $             to payment of Invested Amount due on the Purchase Date].

[Wire transfer $              to account no.              at              Bank, in [city, state], ABA No.             , Reference:             ].

IN WITNESS WHEREOF, the Seller and the Master Servicer have caused this Purchase Request to be executed and delivered as of this             day of                     ,         .

LPAC CORP.,
as Seller

By:
Name:
Title:

Lennox Industries Inc., as Master Servicer

By:
Name:
Title:

EXHIBIT B

[NAME OF COMPANY]

FORM OF CERTIFICATE OF FINANCIAL OFFICER

This Certificate is made pursuant to the provisions of the Amended and Restated Receivables Purchase Agreement dated as of November 18, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among LPAC Corp., as the Seller (the “Company”), Lennox Industries Inc., as the Master Servicer, Victory Receivables Corporation, as a purchaser, ~~Market Street Funding LLC, as a purchaser,~~ The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent, BTMU Purchaser Agent and a liquidity bank, and PNC Bank, National Association, as PNC Purchaser Agent and a liquidity bank. The capitalized terms used, but not defined, herein have the meanings assigned to them in the Agreement.

The undersigned [Chief Financial Officer/Treasurer] of [Name of Company] (the “Company”) hereby certifies that the financial statements being delivered concurrently herewith fairly present the financial condition, assets, liabilities and results of operations of the Company in accordance with generally accepted accounting principles consistently applied[, subject to normal year-end audit adjustments].

[NAME OF COMPANY]

Name:
Title:
Dated:

B-1